EXHIBIT 10.11
SUPERIOR ENERGY SERVICES, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
January 1, 2008

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ARTICLE I
PURPOSE AND EFFECTIVE DATE
     The purpose of the Superior Energy Nonqualified Deferred Compensation Plan (“Plan”) is to aid Superior Energy Services, Inc. (“Superior”) and its wholly-owned subsidiaries in retaining and attracting executive employees by providing them with tax deferred savings opportunities. The Plan provides a select group of management and highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA)) with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. The Plan is intended to comply with Code Section 409A. The Plan was originally adopted effective September 1, 2004, and this amended and restated Plan is effective January 1, 2008.
ARTICLE II
DEFINITIONS
     For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:
     2.01 Administrative Committee. “Administrative Committee” means the committee appointed by the Compensation Committee or by any person(s) to whom the Compensation Committee has delegated the power of appointment. As of the effective date of the Plan, the persons listed on Appendix B are members of the Administrative Committee.
     2.02 Base Salary. “Base Salary” means the base rate of cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant, before any reduction for withholdings or amounts deferred under the Plan or any other salary reduction program.
     2.03 Base Salary Deferral. “Base Salary Deferral” means the amount of a Participant’s Base Salary that the Participant elects to have withheld on a pre-tax basis from his Base Salary and credited to his Deferral Account pursuant to, and subject to the limitations of, Article IV.
     2.04 Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article VIII.
     2.05 Board. “Board” means the Board of Directors of Superior.
     2.06 Bonus Compensation. “Bonus Compensation” means the cash bonus paid annually during the first quarter and fifty percent (50%) of any Performance Share Unit (“PSU”) awards paid by Superior (i.e. the minimum portion of the PSUs that, per the terms of the PSU, must be paid in cash), after any withholdings or salary reductions, but before reduction for amounts deferred under the Plan.
     2.07 Business Combination. “Business Combination” has the meaning set forth in Section 2.09(c).

     2.08 CEO. “CEO” means the Chief Executive Officer of Superior.
     2.09 Change of Control. “Change of Control” means:
     (a) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the Common Stock or 50% or more of the combined voting power of Superior’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:
     (1) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 2.09(c) hereof) of Common Stock directly from Superior,
     (2) any acquisition of Common Stock by Superior,
     (3) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by Superior or any corporation controlled by the Company, or
     (4) any acquisition of Common Stock by any corporation or other entity pursuant to a Business Combination that does not constitute a Change of Control under Section 2.09(c) hereof; or
     (b) individuals who, as of September 1, 2004, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by Superior’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or
     (c) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of Superior) or sale or other disposition of all or substantially all of the assets of Superior (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:
     (1) the individuals and entities who were the beneficial owners of Superior’s outstanding Common Stock and Superior’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and
     (2) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either Superior, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 25% or more of the combined voting power of the then outstanding voting securities of such corporation, and
     (3) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or
     (d) approval by the stockholders of Superior of a complete liquidation or dissolution of Superior.
For purposes of this Section 2.09, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.
Notwithstanding this Section 2.09, no payment shall be made from this Plan as a result of a Change of Control unless the Change of Control is also a Section 409A Change of Control.
     2.10 Change of Control Participant. “Change of Control Participant” has the meaning set forth in Section 9.02(a).
     2.11 Claimant. “Claimant” has the meaning set forth in Section 8.02(a).
     2.12 Code. “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.
     2.13 Common Stock. “Common Stock” means the common stock of Superior.
     2.14 Company. “Company” means Superior and all entities with whom Superior would be considered a single employer under Section 414(b) of the Code (employees of a controlled group of corporations), and all entities with whom Superior would be considered a single employer under Section 414(c) of the Code (employees of partnerships, proprietorships, etc., under common control).
     2.15 Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board.

     2.16 Deferral Account. “Deferral Account” means the account maintained on the books of the Company for each Participant pursuant to Article VI.
     2.17 Deferral Period. “Deferral Period” has the meaning set forth in Section 3.02.
     2.18 Deferred Amount. “Deferred Amount” has the meaning set forth in Section 3.02.
     2.19 Designee. “Designee” means any individual(s) to whom the Board or Administrative or Compensation Committee has delegated the authority to take action under the Plan. Wherever Board or Compensation or Administrative Committee is referenced in the Plan, such reference shall be deemed to also refer to Designee.
     2.20 Disabled. A Participant shall be considered Disabled if the Participant:
     (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
     (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.
     2.21 Eligible Compensation. “Eligible Compensation” means any Base Salary and Bonus Compensation otherwise earned with respect to a Plan Year. Eligible Compensation does not include expense reimbursements, any form of noncash compensation, stock-based plans, or benefits.
     2.22 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     2.23 Form of Payment. “Form of Payment” means payment in a lump sum or annual installments (not to exceed 15).
     2.24 401(k) Plan. “401(k) Plan” means the Superior Energy 401(k) Plan, as amended.
     2.25 Hardship Withdrawal. “Hardship Withdrawal” means the early payment of all or part of the balance in a Deferral Account(s) in the event of an Unforeseeable Emergency.
     2.26 Hypothetical Investment Benchmark. “Hypothetical Investment Benchmark” means the phantom investment benchmarks which are used to measure the return credited to a Participant’s Deferral Account. The Hypothetical Investment Benchmarks are specified by the Administrative Committee and may change from time to time
     2.27 Incumbent Board. “Incumbent Board” has the meaning set forth in Section 2.09(b).

     2.28 Key Employee. “Key Employee” shall mean a Participant who is a key employee of the Company under Code Section 416(i) and/or Treasury Regulations Section 1.409A-1(i) because of final and binding action taken by the Board or the Compensation Committee, or by operation of such Code section or regulation. The definition set forth in Section 416(i) of the Code is adjusted by the Secretary of the Treasury for cost-of-living changes, but as of January 1, 2008, Code Section 416(i) states that a Key Employee is:
     (a) an officer of the Company having annual compensation from the Company of greater than $150,000 ($160,000 as of January 1, 2009) (no more than 50 employees of the Company are required to be treated as officers);
     (b) an owner of 1% or more of the Company having annual compensation from the Company greater than $150,000; or
     (c) an owner of 5% or more of the Company.
     2.29 Participant. “Participant” means any individual who is eligible to participate in this Plan under Section 3.01, and who elects to participate by filing a Participation Agreement as provided in Article IV.
     2.30 Participation Agreement. “Participation Agreement” means the form completed by a Participant in accordance with Article IV.
     2.31 Plan Year. “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.
     2.32 Post Transaction Corporation. “Post-Transaction Corporation” has the meaning set forth in Section 2.09(c).
     2.33 Retirement. “Retirement” means Separation from Service of a Participant from the Company after attaining age 65, or after age 55 with at least five years of service (in accordance with the method of determining years of service adopted by the Company).
     2.34 Separation from Service. “Separation from Service” means “separation from service” with the Company as defined in Treasury Regulation Section 1.409A-1(h).
     2.35 Superior. “Superior” means Superior Energy Services, Inc. and its successors and assigns, including but not limited to any corporation or entity with or into which such company may merge or consolidate.
     2.36 Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship of the Participant or Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Code Section 152(a)); loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) may also constitute an Unforeseeable Emergency. An Unforeseeable Emergency must satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(3) in order for a payment to be made.
     2.37 Valuation Date. “Valuation Date” means the last calendar date when the New York Stock Exchange was open, or such other date as the Administrative Committee in its sole discretion may determine.
ARTICLE III
PARTICIPATION AND PARTICIPANT ELECTIONS
     3.01 Participation. Participation in the Plan shall be limited to executives who (i) are included on a list of eligible employees that the CEO or the Administrative Committee shall establish and revise from time to time and (ii) elect to participate in this Plan by filing a Participation Agreement with the Administrative Committee or its Designee.
     3.02 Participation Agreement Timing and Effective Dates.
     (a) A Participation Agreement must be filed prior to the December 15th immediately preceding the Plan Year for which it is effective or by such earlier or later deadline as the Administrative Committee may prescribe (but no later than December 31).
     (b) Notwithstanding Section 3.02(a), a Participant who is newly eligible for the Plan (as determined in accordance with Treas. Reg. Section 1.409A-2(a)(7)) and who does not participate in any other account balance type nonqualified plan (as determined by Treas. Reg. Section 1.409A-1(c)) of the Company may file a Participation Agreement effective for the remainder of the initial Plan Year and applicable to compensation earned in the remainder of such Plan Year, but only if such election is made not more than 30 days after the Participant becomes eligible for the Plan. In the case of Bonus Compensation, an election by such newly eligible Participant shall only apply to the portion of the Bonus Compensation that is no greater than the total amount of Bonus Compensation for the calendar year multiplied by the ratio of the number of days remaining in the calendar year after the election over 365, unless such bonus meets the requirements of Section 3.02(c).
     (c) The Administrative Committee may allow Participants whose Bonus Compensation is “performance based” (as defined in Treas. Reg. Section 1.409A-1(e)) to execute a Participation Agreement applicable to such Bonus Compensation by the deadline established by the Retirement Committee, which shall be no later than 6 months prior to the end of the service period during which the Bonus Compensation is earned (e.g. June 30 for calendar year bonuses).
     3.03 Contents of Participation Agreement. The Administrative Committee shall have the discretion to specify the contents of Participation Agreements. Subject to Article VII, each Participation Agreement shall set forth: (i) the amount of Eligible Compensation for the

Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan (the “Deferred Amount”), expressed as either a dollar amount or a percentage of the Base Salary and Bonus Compensation for such Plan Year or performance period; provided that the maximum Deferred Amount for any Plan Year shall not exceed 75% of Base Salary and 100% of Bonus Compensation; (ii) the period after which payment of the Deferred Amount is to be made or begin to be made (the “Deferral Period”), and (iii) the form in which payments are to be made, which may be a lump sum or in substantially equal annual installments of 2 to 15 years. The Deferral Period may be expressed as ending on a specified date, upon the occurrence of an event (such as a Participant’s Separation from Service), or in accordance with such other terms and options that may be set forth in the Participation Agreement. The Deferral Period cannot end later than the year in which the Participant attains age 65 (unless the Participant remains employed by the Company when he/she attains age 65, in which case the Deferral Period will end upon the Participant’s Retirement or Separation from Service with the Company).
     3.04 Modification or Revocation of Election by Participant.
     (a) A Participant may not change the amount of his Base Salary Deferrals during a Plan Year. However, a Participant may discontinue a Base Salary Deferral election if he experiences an Unforseeable Emergency, or if such discontinuance is required in order to enable the Participant to take a hardship withdrawal from a 401(k) Plan in accordance with Treas. Reg. Section 1.401(k)-1(d)(3), on such forms and subject to such limitations and restrictions as the Administrative Committee may prescribe. If approved by the Administrative Committee, revocation shall take effect as of the first payroll period next following its filing. If a Participant discontinues a Base Salary Deferral election during a Plan Year, he will not be permitted to elect to make Base Salary Deferrals again until the later of 6 months from the date of discontinuance or the commencement of the following Plan Year.
     (b) A Participant may make an election to change the time or form of his/her payment from the Plan as set forth in an existing Participation Agreement, but in accordance with Treas. Reg. Section 1.409A-2(b), such a change must include the lengthening of the Deferral Period by no less than five years from the original payment date under the Participation Agreement (as in effect before such amendment). In addition, such amended Participation Agreement must be filed with the Administrative Committee or its Designee at least 12 months prior to the date of the first scheduled payment under the Participation Agreement (as in effect before such amendment), and will not be effective for 12 months. Under no circumstances may a Participant’s Participation Agreement be retroactively entered into, modified or revoked.
     (c) In accordance with IRS Notice 2007-86, on or before December 31, 2008, a Participant may make a new election regarding the time or form of payment of amounts deferred prior to January 1, 2009. However, a Participant cannot elect to change the time or form of payment of amounts that would, absent the new election, be paid in the year in which the new election is made. Likewise, a Participant cannot cause payments to be made in the year in which the new election is made that would, absent the new election, be paid in a subsequent year. Election changes pursuant to this Section 3.04(c) shall not be subject to the requirements of Section 3.04(b).
ARTICLE IV
ELECTIVE DEFERRALS AND VESTING
     4.01 Elective Deferred Compensation. The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited by the Administrative Committee to the Participant’s Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. To the extent that the Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan, unless otherwise specified by the Administrative Committee pursuant to Section 6.06(c) or (f).
     4.02 Vesting of Deferral Account. Participants shall be 100% vested in Deferral Accounts at all times.
ARTICLE V
MAINTENANCE AND INVESTMENT OF ACCOUNTS
     5.01 Maintenance of Accounts. Separate Deferral Accounts shall be maintained for each Participant. More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various Hypothetical Investment Benchmarks and/or (b) separate Participation Agreements specifying different Deferral Periods, deferral sources, and/or forms of payment. A Participant’s Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrative Committee shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 4.01 and Section 5.02 and distributions pursuant to Article VII with respect to such Deferral Account since the preceding Valuation Date.
     5.02 Hypothetical Investment Benchmarks. Each Participant shall be entitled to direct the manner in which his or her Deferral Accounts will be deemed to be invested by selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Administrative Committee from time to time, and in accordance with such rules, regulations and procedures as the Administrative Committee may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferred Amounts are credited to his/her Deferral Accounts.
     5.03 Statement of Accounts. The Administrative Committee shall submit to each Participant quarterly statements of his or her Deferral Account(s) in such form as the Administrative Committee deems desirable, setting forth the balance to the credit of such Participant in his or her Deferral Account(s) as of the end of the most recently completed quarter.

ARTICLE VI
BENEFITS
     6.01 Time and Form of Payment. Unless otherwise stated in this Article VII, at the end of the Deferral Period for each Deferral Account, the Company shall pay to the Participant the balance of such Deferral Account at the time or times elected by the Participant in the applicable Participation Agreement; provided that if the Participant has elected to receive payments from a Deferral Account in a lump sum, the Company shall pay the balance in such Deferral Account (determined as of the most recent Valuation Date preceding or coinciding with the payment date) in a lump sum in cash as soon as practicable after the end of the Deferral Period (no later than 90 days after the Deferral Period). If the Participant has elected to receive payments from a Deferral Account in installments, the Company shall make annual cash payments from such Deferral Account, each of which shall consist of an amount equal to (i) the balance of such Deferral Account as of the most recent Valuation Date preceding or coinciding with the payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid). The first such installment shall be paid in January of the year specified in the Participation Agreement (for specified date payments), in January of the year following Separation from Service (for payments triggered by a Separation from Service) or as otherwise specified in the Participation Agreement upon reaching the end of the Deferral Period. Each subsequent installment shall be paid in January of the following years and shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment). The Participant’s Separation from Service may impact the time and form of his payment, as set forth in Section 6.02. If a Participant is subject to the 6-month delay set forth in Section 6.02, then the first installment shall be paid on the later of January of the year following Separation from Service or the first day of the seventh month after the Separation from Service, and all future payments (if any) shall be made in January of each following year.
     6.02 In-Service Distributions; Effect of Separation from Service. Subject to Article VII hereof, if a Participant has elected to defer Eligible Compensation under the Plan for a stated number of years, the account balance of the Participant (determined as of the most recent Valuation Date preceding such Deferral Period) shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement. Notwithstanding the previous sentence, if a Participant has a Separation from Service before the payment date specified in his/her Participation Agreement, his/her account balance shall be distributed to him/her as soon as administratively feasible following the Separation from Service in a lump sum payment, unless such termination qualifies as a Retirement, in which case the distribution shall commence as soon as administratively feasible (no later than 90 days after such Separation from Service), but shall be in the form of payment designated by the Participant in the applicable Participation Agreement. If a Participant has commenced receiving installment payments prior to his Separation from Service, the remaining installments shall be paid to the Participant in a lump sum as soon as administratively feasible following the Separation from Service (no later than 90 days after such termination), unless the Separation from Service constitutes a Retirement, in which case the remaining installments shall be paid pursuant to the original payment schedule. Lump sum payments under this Section 6.03 shall be made no later than 90 days after the Separation of Service. Notwithstanding this Section 6.02, a Participant who is a Key Employee shall not receive a distribution from his Deferral Account(s) on account of his/her

Separation from Service until the first day of the seventh month following such Separation from Service, unless such balance is distributable pursuant to another provision of the Plan (e.g. due to death or Disability).
     6.03 Death or Disability. Notwithstanding the provisions of Section 6.01 and 6.02 hereof and any Participation Agreement, if a Participant dies or becomes Disabled (whether before or after Separation from Service) prior to receiving full payment of his/her Deferral Account(s), the Company shall pay the remaining balance of his/her Deferral Account (determined as of the most recent Valuation Date preceding or coinciding with such event) to the Participant or the Participant’s Beneficiary or Beneficiaries (as the case may be) in a lump sum in cash as soon as practicable following the occurrence of such event (no later than 90 days after the event occurs).
     6.04 Hardship Withdrawals. Notwithstanding the provisions of Section 6.01 and any Participation Agreement, a Participant shall be entitled to early payment of all or part of the balance in his/her Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 6.04. A distribution pursuant to this Section 6.04 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan. An application for an early payment under this Section 6.04 shall be made to the Administrative Committee in such form and in accordance with such procedures as the Administrative Committee shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 6.04 shall be made by the Administrative Committee.
     6.05 Withholding of Taxes. Notwithstanding any other provision of this Plan, the Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.
     6.06 Acceleration of Payment. A Participant shall have no right to compel any accelerated payment of amounts due to a Participant. The Company may accelerate the payment of some or all of the amounts due to a Participant in a given year only in accordance with this Section and Section 409A of the Code.
     (a) Domestic Relations Orders. The Administrative Committee may, in its sole and absolute discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
     (b) Conflicts of Interest. The Administrative Committee may, in its sole and absolute discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).
     (c) Employment Taxes. The Administrative Committee may, in its sole and absolute discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, on compensation deferred under the Plan (the FICA amount). Additionally, the Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA amount, and the income tax withholding related to such FICA amount.
     (d) Limited Cash-Outs. The Administrative Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 409A of the Code.
     (e) Payment Upon Income Inclusion Under Section 409A. The Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan if at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.
     (f) Payment of State, Local, or Foreign Taxes. The Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant. Additionally, the Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

     (g) Bona Fide Disputes as to a Right to a Payment. The Compensation Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount, if done in accordance with Treasury Regulation Section 1.409A-3(j)(4)(xiv).
     (h) Plan Terminations and Liquidations. The Compensation Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 9.02.
     (i) Other Events and Conditions. A payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
     6.07 Delay of Payment. The Company may delay a payment otherwise due hereunder to a date after the designated payment date under any of the following circumstances:
     (a) Company Contracts. Payments that would violate loan covenants or other contractual terms to which the Company is a party, where such a violation would result in material harm to the Company (in such case, payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Company).
     (b) Legal Compliance. If the Company reasonably anticipates that the making of the payment will violate applicable law, provided that the payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)
     (c) Compensation Deduction. If the Company reasonably anticipates that its deduction with respect to a payment under the Plan would be limited by the application of Code Section 162(m) (in such case, payment will be made at either the earliest date at which the Company reasonably anticipates that the deduction of the payment will not be so limited or the calendar year in which the Participant experiences a Separation from Service).
     (d) Other Events and Conditions. Payment may also be delayed upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin, if a Participant is subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934, the Participant’s balance in his Deferral Account(s) shall not be distributed on account of a Change in Control prior to the date that is one year after the date of the Change of Control, unless such balance is distributable pursuant to another provision of the Plan.

ARTICLE VII
BENEFICIARY DESIGNATION
     7.01 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time.
     7.02 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant shall be deemed to have designated the surviving spouse of the Participant as the designated Beneficiary. If the Participant dies without a designated Beneficiary (or spouse as the deemed designated Beneficiary), then the Participant’s Beneficiary shall be deemed to be the Participant’s estate.
ARTICLE VIII
ADMINISTRATION
     8.01 Administrative Committee Duties. The Plan shall be administered by the Administrative Committee. A majority of the members of the Administrative Committee shall constitute a quorum. All resolutions or other action taken by the Administrative Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Administrative Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting.
     The Administrative Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers are vested in any other person. The Administrative Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Administrative Committee shall be conclusive and binding on the Company, Participants and Beneficiaries.
     The Administrative Committee’s responsibilities shall include, but shall not be limited to, determining in the first instance issues related to eligibility, Hypothetical Investment Benchmarks, distribution of Deferred Amounts, determination of account balances, crediting of hypothetical earnings and debiting of hypothetical losses and of distributions, in-service withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan. The Administrative Committee may designate one of its members as a chairperson and may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.
     Neither a member of the Board nor any member of the Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Administrative Committee shall keep records of all of its proceedings and shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.
     Any member of the Administrative Committee who is due a benefit under the Plan shall recuse himself or herself from any Administrative Committee deliberations that concern such member’s benefits, including deliberations concerning such member’s eligibility for a benefit or his or her level of benefits. The previous sentence shall not apply to deliberations that apply to Participants generally rather than the particular member at issue.
     The Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Company (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Administrative Committee against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company or Administrative Committee.
     Any expense incurred by the Company or the Administrative Committee relative to the administration of this Plan shall be paid by the Company and/or may be deducted from the Deferral Accounts of the Participants, as determined by the Administrative Committee.
     8.02 Claims Procedure.
     (a) Any Participant or Beneficiary (a “Claimant”) who believes that he or she is entitled to a benefit under the Plan which he or she has not received may submit a claim to the Administrative Committee. Claims for benefits under this Plan shall be made in writing, signed by the Claimant or his or her authorized representative, and must specify the basis of the Claimant’s complaint and the facts upon which he or she relies in making such claim. A claim shall be deemed filed when received by the Administrative Committee.
     (b) In the event a claim for benefits is wholly or partially denied by the Committee, the Administrative Committee shall notify the Claimant in writing of the denial of the claim within a reasonable period of time, but not later than ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing, in which case the ninety (90) day period may be extended to 180 days. The Administrative Committee shall notify the Claimant in writing of any such extension. A notice of denial shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (i) the specific reason or reasons for denial of the claim; (ii) a specific reference to the pertinent Plan provisions upon which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s review procedure.
     (c) Within sixty (60) days of the receipt by the Claimant of the written notice of denial of the claim, the Claimant may appeal by filing with the Committee a written request for a full and fair review of the denial of the Claimant’s claim for benefits. Appeal requests under this Plan shall be made in writing, signed by the Claimant or his or her authorized representative, and must specify the basis of the Claimant’s complaint and the facts upon which he or she relies in making such appeal. An appeal request shall be deemed filed when received by the Administrative Committee.
     (d) The Administrative Committee shall render a decision on the claim appeal promptly, but not later than sixty (60) days after the receipt of the Claimant’s request for review, unless special circumstances (such as the need to hold a hearing, if necessary), require an extension of time for processing, in which case the sixty (60) day period may be extended to one hundred twenty (120) days. The Administrative Committee shall notify the Claimant in writing of any such extension. The decision upon review shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (i) the specific reason or reasons for denial of the claim; (ii) a specific reference to the pertinent Plan provisions upon which the denial is based; (iii) a statement that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, if the adverse benefit determination is sustained on appeal.
     (e) No lawsuit by a Claimant may be filed prior to exhausting the Plan’s administrative appeal process. Any lawsuit must be filed no later than the earlier of one year after the Claimant’s claim for benefit was denied or the date the cause of action first arose.
ARTICLE IX
AMENDMENT AND TERMINATION OF PLAN
     9.01 Amendment. The Compensation Committee of the Board, or any person(s) to whom such committee has delegated the right to amend the Plan, may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment. The Administrative Committee shall have authority to approve administrative and technical amendments that do not materially increase the cost of the Plan. All participating Companies delegate the power of Amendment to the Compensation Committee of the Board (or its designee). The Company may amend the Plan in any other manner that does not cause adverse consequences under such Code Section or other guidance from the Treasury Department or IRS, provided that no amendments shall divest otherwise vested rights of Participants, or their Beneficiaries.

     9.02 Company’s Right to Terminate. The Compensation Committee may terminate the Plan (or, where allowed by Section 409A of the Code, a portion of the Plan) and accelerate any payments due (or that may become due) under the Plan under the following circumstances:
     (a) Section 409A Change of Control. The Plan termination occurs pursuant to an irrevocable action of the Compensation Committee that is taken within the thirty (30) days preceding or the twelve (12) months following a Section 409A Change of Control, and all other plans sponsored by the Company that are required to be aggregated with this Plan under Section 409A of the Code are also terminated with respect to each Participant therein who was employed by the Company that underwent the Section 409A Change of Control (“Change of Control Participant”). In the event of such a termination, the Accounts, together with amounts due to each Change of Control Participant under all aggregated plans, shall be paid at the time and pursuant to the schedule specified by the Compensation Committee, so long as all payments are required to be made no later than twelve (12) months after the date that the Compensation Committee or its Designee irrevocably approves the termination.
     (b) Company’s Discretion. In the discretion of the Compensation Committee, provided that: (i) all arrangements sponsored by the Company that would be aggregated with the Agreement under Treasury Regulation Section 1.409A-1(c) if the same employee participated in all of the arrangements are terminated; (ii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Company does not adopt a new arrangement that under Treasury Regulation Section 1.409A-1(c) that would be aggregated with the Agreement if the same service provider participated in both arrangements, at any time within three years following the date of termination of the Agreement.
     (c) Dissolution or Bankruptcy Court Order. Within 12 months of a corporate dissolution of the Company taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the termination occurs, (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture or (iii) the first calendar year in which the payment is administratively practicable.
     (d) Other. Due to such other events and conditions as the Commissioner of the IRS may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
ARTICLE X
MISCELLANEOUS
     10.01 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA.

All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan. Participants shall have no right to compel the investment of any amounts deposited in any such trust(s).
     10.02 Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
     10.03 Validity and Severability; Code Section 409A. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of the Plan is capable of being interpreted in more than one manner, to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Code Section 409A.
     10.04 Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Louisiana, without reference to principles of conflict of law, except to the extent preempted by federal law.
     10.05 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the Company or change the status of the Participant’s employment or the policies of the Company and its affiliates regarding Separation from Service.
     10.06 Underlying Plans and Programs. Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the plans and programs pursuant to which cash awards are earned and which are deferred under this Plan.

     IN WITNESS HEREOF, the Plan is hereby executed on the 30th day of December, 2008, to be effective January 1, 2008, unless otherwise stated.

WITNESSES	SUPERIOR ENERGY SERVICES, INC.

/s/ Danna Allo	By:	/s/ Danny R. Young

/s/ Gregory A. Rosenstein	Title: Executive Vice President